PROMISSORY NOTE

$600,000.00 ______________ November 15, 2014

FOR VALUE RECEIVED, without grace, in the manner, on the dates, and in the amounts stipulated, the undersigned, BAYTEX CREDIT CORP. ("Maker")

PROMISES TO PAY TO THE ORDER OF

OFFICE TRADE COMPANY ("Holder or Payee")

At its offices in Houston, Texas the sum of Six Hundred Thousand Dollars ($600,000.00) in lawful money of the United Stated of America, and to pay no interest on the unpaid sum from the date of the Note until maturity.

This note is payable as follows: Principal shall be paid on or before November 16, 2016.

It is agreed that time is of the essence of this agreement, and that in the event of default in the payment of any amount due, the holder of this note may declare the entirety of the note immediately due and payable without notice, and failure to exercise this option shall not constitute a waiver on the part of the holder of the right to exercise it at any other time.

In the event of default in the making of any payment, either of principal or interest, or in the event the entirety of the note is declared due, interest shall accrue at the rate of 6% per annum from such time.

The undersigned hereby agrees to pay all expenses incurred, including an additional 10% on the amount of principal and interest due as attorney's fees, all of which shall become a part of the principal if this note is placed in the hands of an attorney for collection, or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

Each maker, surety and endorse waived demand, grace, notice, presentment for payment, and protest and agrees and consents that this note and the liens securing its payment may be renewed, and the time of payment extended without notice a, and without releasing any of the parties.

BAYTEX CREDIT CORP. ("Maker")

By: William Vincent Walker
Director